THE DEWOLFE COMPANIES, INC


Exhibit 11.0 Statement Re: Computation of Earnings per share and earnings per share-assuming dilution

                                                      Three Months Ended                          Six Months Ended
                                                           June 30,                                   June 30,
                                                           --------                                   --------
                                                    1998                     1997            1998               1997
                                                    ----                     ----            ----               ----
Numerator:
  Net Income                                       $2,143,000           $1,206,000            $2,413,000           $1,140,000

Denominator:
  Weighted- average shares                          3,263,000            3,279,000             3,243,000            3,291,000
  Effect of Employee Stock Options                    212,000               73,000               184,000               73,000
                                             -----------------    -----------------     -----------------    -----------------
Total                                               3,475,000            3,352,000             3,427,000            3,364,000
                                             =================    =================     =================    =================


Earnings per share                             $         0.66       $         0.37         $        0.74        $        0.35
                                             =================    =================     =================    =================


Earnings per share- assuming dilution          $         0.62       $         0.36         $        0.70        $        0.34
                                             =================    =================     =================    =================

May 15, 1998

Mr. Robert McCauley
The DeWolfe Companies, Inc.
80 Hayden Ave.
Lexington, MA 02173

Dear Bob:

As requested, we have tabulated the vote cast at the Annual Meeting of Stockholders of The DeWolfe Companies, Inc. held on May 12, 1998. The results of this tabulation are as follows:

PROPOSAL I
To fix the size of the Board at four and to elect the nominees named in the Proxy Statement.

                             Number of Shares/Votes

                                         For            Withheld
Richard B. DeWolfe                  2,920,446.4110    16,554.3480
A. Clinton Allen                    2,920,446.4110    16,554.3480
Paul R. Del Rossi                   2,920,446.4110    16,554.3480
R. Robert Popeo                     2,920,446.4110    16,554.3480

PROPOSAL II
To approve the Company's 1998 Stock Option Plan

For               2,309,404.3850
Against           39,915.6280
Abstain           3,002.7460
Non-vote          584,678.0000

PROPOSAL III
To ratify the Company's Selection of Ernst & Young LLP as the Company's Independent Auditors.

For               2,933,305.0260
Against           1,231.1790
Abstain           2,464.5540

We certify that the number of shares issued, outstanding and eligible to vote as of the record date of March 18, 1998 were 3,233,056.0000. We tabulated proxies representing 2,937,000.7590 shares of common stock or 90.8430 percent of the eligible voting shares. We are also enclosing the original affidavit of mailing for your files.

Sincerely,

Therese M. Collins
Account Manager
Authorized Signatory